EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Lincoln Bancorp on Form S-8 of our report, dated March 5, 2008 on our audits of the consolidated financial statements of Lincoln Bancorp as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, which report is incorporated by reference in Lincoln Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  We also consent to the incorporation by reference of our report dated March 5, 2008, on our audit of the internal control over financial reporting of Lincoln Bancorp as of December 31, 2007, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP
BKD, LLP

Indianapolis, Indiana
March 13, 2008